Exhibit 10.3
MASTEC, INC.

DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2020

MASTEC, INC. DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2020
Purpose
The purpose of this Deferred Compensation Plan, established effective as of July 1, 2008, amended and restated January 1, 2010, January 1, 2012, January 1, 2016 and January 1, 2020, is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development, and future business success of MasTec, Inc. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
All provisions of the Plan in effect from the original effective date to December 31, 2019 have been incorporated into this amended and restated plan.
Article 1
Definitions
For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1    “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance and (ii) the Company Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.
1.2    “Affiliated Group” means (i) the Company and (ii) all entities with which the Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether a controlled group of corporations exists under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. The term “Affiliated Group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.
1.3    “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with the Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the date of payment in accordance with Articles IV and V, and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on every applicable anniversary of the first annual installment. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. As an example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.
For purposes of Section 409A and regulations thereunder an annual installment payment shall be considered as “a single election” as defined in IRS regulation 1.409A-2(b)(2)(iii).
The Annual Installment Method was added to the plan January 1, 2010 and applied to distribution options selected for Deferral Amounts beginning with the 2010 Plan Year.

1.4    “Base Salary” shall mean the annual base rate of cash compensation and overtime payable by the Affiliated Group during a calendar year, excluding bonuses, commissions, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, fees, automobile and other allowances, and prior to reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Affiliated Group under Code Section 125, 402(e)(3), 402(h), or 403(b). Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Code Section 3401(b) containing December 31 of such year shall be treated as earned during the subsequent calendar year.
1.5    “Beneficiary” shall mean the person or persons, designated in accordance with Article 6, that are entitled to receive benefits under the Plan upon the death of a Participant.
1.6    “Beneficiary Designation Form” shall mean the form established from time to time by the Board that a Participant completes, signs and returns to the Board to designate one or more Beneficiaries.
1.7    “Board” shall mean the board of directors of the Company or a committee appointed by the Board to administer the Plan.
1.8    “Bonus” shall mean any compensation relating to services performed during any calendar year(s), whether or not paid in a calendar year or included on the Form W-2 for the calendar year, payable to a Participant as a Bonus to an Employee under the Company’s written bonus or cash compensation incentive plans, excluding stock options and restricted stock, and which qualifies as “performance-based compensation” under IRS regulation 1.409A-1(e)(1).
(a)    “Performance Based Bonus” shall mean any Bonus that is payable to a participant.
1.9    “Class Year” shall mean the designation of the Account Balance by year in which the Deferral Amounts are received by the Plan. Class Year segregation of Accounts was added to the Plan January 1, 2010 and applied to Deferral Amounts made for the 2010 and 2011 Plan Years and Class Year segregation of the Retirement Account was reinstated and applies to Deferral Amounts allocated to the Retirement Account for Plan Years beginning after December 31, 2014.
1.10    “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.
1.11    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.12    “Company” shall mean MasTec, Inc., a Florida corporation, and any successor to all or substantially all of the Company’s assets or business.
1.13    “Company Contribution Account” shall mean (i) the sum of the Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Company Contribution Account.
1.14    “Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.3.
1.15    “Deferral Account” shall mean (i) the sum of all of a Participant’s Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Deferral Account.

1.16    “Deferral Amount” shall mean that portion of a Participant’s Base Salary and Bonus that a Participant elects to have, and that is deferred in accordance with Article 3, for any one Plan Year. In the event of a Participant’s Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Deferral Amount shall be the actual amount withheld prior to such event.
1.17    “Deferral Election” shall mean a Participant’s election on an Election Form to defer a portion of his Base Salary or Bonus, or both, in accordance with the provisions of Article 3.
1.18    “Disability” shall mean the occurrence of circumstances under which a Participant meets one of the following requirements (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
1.19    “Disability Benefit” shall mean the benefit set forth in Section 5.5.
1.20    “Election Form” shall mean the form established from time to time by the Board that a Participant completes, signs and returns to the Board to make a Deferral Election under the Plan.
1.21    “Employee” shall mean a person who is an employee of the Company or any other member of the Affiliated Group.
1.22    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.23    “In-Service Account” shall mean (i) the sum of that portion of a Participant’s Deferral Amount that a Participant elects to have distributed while in service of the Company in accordance with Article 4, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her In-Service Account. In-Service Accounts were added to the plan January 1, 2010 and applied to Deferral Amounts made beginning with the 2010 Plan Year.
1.24    “In-Service Benefit” shall mean the benefit set forth in Section 4.3
1.25    “Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Board, (v) who commences participation in the Plan, and (vi) whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
1.26    “Plan” shall mean the MasTec, Inc. Deferred Compensation Plan, as amended from time to time.
1.27    “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year. However, the first Plan Year shall run from July 1, 2008 to December 31, 2008.
1.28    “Pre-Retirement and Pre-Termination Death Benefit” shall mean the benefit set forth in Section 5.3.
1.29    “Post- Retirement and Post-Termination Death Benefit” shall mean the benefit set forth in Section 5.4.

1.30    “Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from the Company or any other member of the Affiliated Group for any reason other than a leave of absence, death or Disability on or after the attainment of age sixty-five (65) with 5 years of service. For purposes of this section 1.30, a “year of service” shall have the same meaning as under the MasTec 401(k) Retirement Plan.
1.31    “Retirement Account” shall mean (i) that portion of a Participant’s Deferral Amount that a Participant elects to have distributed upon termination in accordance with Article 5, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Retirement Account. Retirement Accounts were added to the plan January 1, 2010 and applied to Deferral Amounts made beginning with the 2010 Plan Year.
1.32    “Retirement Benefit” shall mean the benefit set forth in Section 5.1.
1.33    “Short-Term Payout” shall mean the payout set forth in Section 4.1.
1.34    “Termination Benefit” shall mean the benefit set forth in Section 5.2.
1.35    “Termination of Employment” shall mean a termination of employment with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Code Section 409A, voluntarily or involuntarily, for any reason other than Retirement, Disability, or death. For this purpose, the employment relationship is treated as continuing while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the individual retains a right to reemployment with the Affiliated Group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Affiliated Group. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. A Termination of Employment will occur if there is a reasonable expectation that the level of services by the Participant for the Affiliated Group will permanently decrease to 20% or less of the average level of services during the previous 36 months (or, if shorter, the actual period of services).
1.36    “Trust” shall mean one or more rabbi trusts established by the Company in accordance with Article 12 of the Plan as amended from time to time.
1.37    “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or Beneficiary or his spouse or dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The term “Unforeseeable Emergency” shall be interpreted in a manner consistent with the definition of “unforeseeable emergency” contained in Code Section 409A.
Article 2
Selection, Enrollment, Eligibility
2.1Selection by Board. Participation in the Plan shall be limited to those Employees (i) who are officers or key employees, and (ii) who are part of a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as reasonably determined from time to time by the Board.
2.2Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Board an Election Form and a Beneficiary Designation Form, all within 30 days

(or such shorter time as the Board may determine) after he or she is selected to participate in the Plan. In addition, the Board shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Board, including returning all required documents to the Company within thirty (30) days (or such shorter time as the Board may determine) after he or she is selected to participate in the Plan, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Board of the required documents.
2.4Termination of Deferrals. If the Company determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Participant’s entitlement to defer Base Salary and Bonus shall cease with respect to calendar years following the calendar year in which such determination is made, although the Participant shall remain subject to all terms and conditions of the Plan for as long as he remains a Participant.
Article 3
Deferral Elections
3.1Elections to Defer Base Salary or Bonus.
(a)Deferral Election.
(i)New Participant. In connection with a Participant’s commencement of participation in the Plan, a Participant may elect to defer Base Salary or Bonus, or both, by filing with the Board an Election Form that conforms with the requirements of Article 2 within the time period specified in Section 2.3, and the Deferral Election shall become irrevocable at the end of such time period. The Deferral Election shall apply only to Base Salary earned during the first Plan Year beginning with the first payroll period that begins immediately after the date the Deferral Election becomes irrevocable, and the Deferral Election shall apply only to that portion of the Bonus earned after the Deferral Election becomes irrevocable. If a Participant does not make a deferral election with respect to the first Plan Year with respect to which the Participant is eligible to participate in the Plan, the Participant may elect to defer Base Salary or Bonus, or both, for any subsequent Plan year by filing with the Board an Election Form that conforms with the requirements of Article 2 before the start of that Plan Year.
(ii)Annual Deferral Election. Unless Section 3.1(a)(i) applies, each Participant may elect to defer Base Salary or Bonus for a Plan Year by filing a Deferral Election with the Company within the timeframes specified by the Board for the Plan Year for which such Base Salary or Bonus is earned. However, the Deferral Election with respect to Base Salary or as a bonus becomes irrevocable as of such December 31 preceding the Plan Year for which such Base Salary is earned and with respect to a Performance based Bonus that qualifies as “Performance Based Compensation” as defined in IRS regulation 1.409A-1(e) becomes irrevocable as of the date six months prior to the end of the performance period or such earlier dates as specified by the Board.
(b)Amount of Deferral. A Participant shall designate on the Deferral Election form the amount of Base Salary or Bonus, or both, that is to be deferred in accordance with this Article 3. The amount may be a flat dollar amount or percentage, as selected by the Participant, which, unless otherwise determined by the Board, shall not exceed 50% of the Participant’s Base Salary or 100% of the Participant’s Bonus; provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Board.
In addition, beginning with the 2011 Plan Year, if a Participant will receive a distribution of a portion of his deferral to the MasTec, Inc. 401(k) Retirement Plan (“401(k) Plan”) due to the 401(k) Plan’s failure to pass the Actual Deferral Percentage (ADP) test performed, the Participant may authorize the Company to reduce the balance of his future Base Salary by the amount of that distribution, including earnings. That reduction shall be made on a pro-rata basis commencing with my first paycheck received on or after July 1 of the year in which the corrective distribution is paid. As an example, a Participant may elect on the 2011 Deferral Election form to have 2011 Base Salary received on or after July 1, 2011 reduced on a pro-rata basis by the amount of the corrective distribution received in 2011 from the 401(k) Plan for the 2010 plan year.
(c)Allocation of Deferral. Effective with the Plan Year beginning January 1, 2010, a Participant shall further designate the percentage of each Class Year’s Base Salary and Bonus deferral that will be allocated to the Class Year’s Retirement Account and In-Service Account. The allocation of each Class Year’s Deferral Amount into the Retirement Account or In-Service Account shall be in whole percentages only. A Participant is not obligated to apply the same percentage allocation to the Base Salary and Bonus. As an example, an employee can allocate 50% of the Base Salary deferral into the Retirement Account and 50% into the In-Service Account while allocating 100% of the Bonus into the Retirement Account.
Effective with the Plan Year beginning January 1, 2012, a Participant shall be allowed to designate the percentage of each Class Year’s Base Salary and Bonus deferral into multiple In-Service Accounts in addition to the Retirement Account. Such allocation shall be in whole percentages. A Participant is not obligated to apply the same percentage allocation to the Base Salary and Bonus and can allocate Base Salary and Bonus to the same or different In-Service Accounts. A Participant shall be limited to the number of In-Service Accounts that may be active at any time, including those in the process of being distributed and those established during the 2010 and 2011 Plan Years, as determined from time to time by the Company. Each Plan Year after 2012, a Participant may allocate Deferral Amounts into those In-Service Accounts through the end of the Plan Year preceding the Plan Year in which the In-Service Account is scheduled to be distributed. Once a Participant has reached the maximum number of allowable In-Service Accounts, he cannot establish a new In Service Account until the Plan Year beginning after the Plan Year in which an existing In-Service Account has been completely distributed. As an example, an In-Service Account is established on January 1, 2012 with a payment schedule of four annual installments beginning August 1, 2016. For plan Years 2013, 2014 and 2015, the Participant can continue to direct Deferral Amounts into that In-Service Account. Since the payment will commence in 2016, no Deferral Amount can be directed into that In-Service Account for 2016. The Participant can direct 2016 Deferral Amounts either into a new In-Service Account, assuming he has not already established the maximum number of In-Service Accounts, including the one that will begin to be distributed in 2016, or into any other existing In-Service Account that is not currently being distributed or scheduled to be or begin to be distributed in 2016.
(d)Duration of Deferral Election. A Participant’s Deferral Election shall apply only to Base Salary or Bonus earned for services performed during the Plan Year to which the Deferral Election relates. A Participant must indicate a new Deferral Election for any subsequent Plan Year by filing a new Election Form with the Company prior to the beginning of such Plan Year or at such time as the Board may require, which Deferral Election shall be effective on the first day of the next following Plan Year.
(e)Class Year Elections: Effective for the 2010 and 2011 Plan Years, each Plan Year’s Deferral Election will be maintained in separate and distinct accounts by Retirement Account and In Service Account and by calendar year in which the contribution is received. Unique distribution elections apply to each Class Year. Effective for Plan Years beginning after December 31, 2014, Deferral Amounts allocated to the Retirement Account will be maintained in separate and distinct accounts by Plan Year with respect to which the contribution is received and unique distribution elections will apply to each Class Year.
(f)Multiple In-Service Accounts: Effective with the Plan Year beginning January 1, 2012, a Participant may establish multiple In-Service Accounts as described in Section 3.1(c). However, only one Retirement Account will exist for Deferral Amounts made beginning with the 2012 Plan Year.
(g)Any Company Contribution Amount shall be accounted for separately.
3.2Withholding of Deferral Amounts. For each Plan Year, the Base Salary portion of the Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus portion of the Deferral Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year.
3.3Annual Company Contribution Amount. For each Plan Year, the Board, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under the Plan, which amount shall equal the Annual Company Contribution Amount for that Participant for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year.
3.4Vesting.
(a)A Participant shall at all times be 100% vested in his or her Deferral Account. A Participant shall vest in his or her Company Contribution Account in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1	0%
1 but less than 2	33%
2 but less than 3	66%
3 of more	100%

For purposes of this section 3.4(a), a “year of service” shall have the same meaning as under the MasTec 401(k) Retirement Plan.
(b)    Notwithstanding anything to the contrary contained in this Section 3.4, in the event of a Change in Control, a Participant’s Company Contribution Account shall immediately become 100% vested (if not already vested in accordance with the above vesting schedule).
(c)    Notwithstanding subsection (a), the vesting schedule for a Participant’s Company Contribution Account shall not be accelerated to the extent that the Board determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event that all of a Participant’s Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Board’s calculations with respect to the application of Code Section 280G. In such case, the Board must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). If the Accounting Firm’s opinion is in agreement with the Board’s determination, the opinion shall state that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

3.5Deferral Accounts and Company Contribution Accounts. The Company shall establish accounts for Base Salary Deferral Amounts and Bonus Deferral Amounts and, effective with the Plan Year beginning January 1, 2010, further sub-divided into In-Service Accounts and Retirement Accounts for each Participant under the Plan. Each of those accounts will be maintained by Class Year and, effective January 1, 2012 into multiple In-Service Accounts. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:
(a)    After amounts are withheld and deferred from a Participant’s Base Salary or Bonus, the Company shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to the amount of Base Salary or Bonus, or both, deferred by the Participant as soon as practicable after the date that the Base Salary or Bonus would have been paid to the Participant, and the portion of the Participant’s deferred Base Salary or Bonus that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.
(b)    The Company shall credit the Participant with an amount equal to the Annual Company Contribution Amount, if any, for that Participant, on the date or dates to be determined by the Board in its sole discretion, and the portion of the Participant’s Annual Company Contribution Amount that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.
(c)    Each business day, each of the Participant’s investment fund subaccounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions allocated to the investment fund subaccount that day by the rate of net gain or loss for the corresponding investment fund for that day.
(d)    Each of the Participant’s investment fund subaccounts shall be reduced pro rata by the amount of any distributions made to the Participant, as of the date of the distribution.
3.6Investment Elections.
(a)    The Board shall select from time to time, in its sole and absolute discretion, commercially available investment funds to be used to determine the amount of earnings or losses to be credited to the Participant’s Accounts.
(b)    At the time of making a Deferral Election, a Participant shall designate, on the Election Form, the investment fund or funds in which the Participant’s Deferral Account attributable to deferrals of Base Salary or Bonus, or both, and the Participant’s Company Contribution Account attributable to the Annual Company Contribution Amount, if any, for the Plan Year to which the deferral election relates will be deemed to be invested for purposes of determining the amount of earnings or losses to be allocated to that Account. The Participant may specify the deemed investment, in whole percentage increments, in one or more of the investment Funds as communicated from time to time by the Board. Effective as of any business day, a Participant may change this investment designation by filing a change of election and making a new designation as designated by the Board.
(c)    Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds selected by the Board or designation of investment funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant’s Account Balance in any such investment fund. In the event that the Company or the Trustee, in its sole and absolute discretion, shall invest funds in any or all of the selected investment funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall remain at all times an unsecured creditor of the Company.
3.7FICA and Other Taxes.
(a)Deferral Amounts. For each Plan Year in which a Deferral Amount is being withheld from a Participant, the Company shall withhold from that portion of the Participant’s Base Salary and Bonus that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Deferral Amount. If necessary, the Board may reduce the Deferral Amount in order to comply with this Section 3.6(a).
(b)Company Contribution Amounts. When a Participant becomes vested in a portion of his or her Company Contribution Account, the Company may withhold from the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Board may reduce the vested portion of the Participant’s Company Contribution Account in order to comply with this Section 3.6(b).
(c)Distributions. The Company, or the trustee of the Trust, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.
Article 4
Short-Term Payout; In-Service Distributions; Unforeseeable Emergencies
4.1Short-Term Payout. In connection with each election to defer a Deferral Amount, a Participant may irrevocably elect to receive a Short-Term Payout from the Plan with respect to all or a portion of such Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the portion of the Deferral Amount that the Participant elected to have distributed as a Short-Term Payout, plus amounts credited or debited in the manner provided in Section 3.5 above on that amount, calculated as of the close of business on or around the date on which the Short-Term Payout becomes payable, as determined by the Board in its sole discretion. Subject to the terms and conditions of the Plan, each Short-Term Payout elected shall be paid out during a sixty (60) day period commencing immediately after the last day of any Plan Year designated by the Participant. The Plan Year designated by the Participant must be at least five (5) Plan Years after the Plan Year in which the Deferral Amount is actually deferred. As an example, if a Short-Term Payout is elected for Deferral Amounts that are deferred in the Plan Year commencing January 1, 2005, the Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2011.
4.2Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, any Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with Article 5.
4.3    In-Service Distributions. Effective for the 2010 and 2011 Plan Years, a Participant,         in connection with his or her participation in the Plan, could elect on an Election Form the month and year of distribution of the Deferral Amount allocated to that Class Year’s In-Service Account. The Participant was allowed to make unique Distribution Elections for the Base Salary and Bonus Deferral Amounts allocated to In-Service Accounts established for the 2010 and 2011 plan Years.
Effective with the Plan Year beginning January 1, 2012, a participant may elect on an Election Form the month and year of distribution of each In-Service Account established. The Participant can make unique Distribution Elections for each established In-Service Account. The earliest permitted distribution date must be three (3) Plan Years from the Plan Year in which the In-Service Account is established. As an example, for an In-Service Account established in 2012, the earliest distribution date would be January 2015.
For all In-Service Accounts, the Participant may elect payment in a lump sum or pursuant to an Annual Installment Method not to exceed 10 years. If a Participant elects to direct Deferral Amounts to a new In-Service Account but does not indicate the year in which the payment is made, then it will be assumed that no In-Service election was made for that portion of the Deferral Amount allocated to that In-Service Account and all such deferrals will be directed to the Retirement Account, In addition, if a Participant makes an election to allocate deferrals to an In-Service Account and specifies a distribution date but fails to elect a form of payment, the distribution election will be assumed to be a Lump Sum. The lump sum payment shall be made or the installments shall commence within 60 days following the payment date elected by the Participant.
If Termination of Employment for any reason, other than death, occurs prior to the year selected for the In-Service Distribution or prior to the complete payment of an In-Service Account in the process of being distributed in the form of an Annual Installment Method, then any remaining amount in the In-Service Account shall be paid to the Participant in accordance with the election made for the Retirement Account as outlined in section 5.1. If no Retirement Account is in effect for the associated Class Years of 2010 and 2011 or for Plan Years beginning in 2012, then payment will be made in a lump sum as soon as practicable following Termination of Employment but in no event later than the later of the end of Participant’s tax year or the 15th day of the 3rd calendar month following the month of termination of employment. As an example, the Participant elected to have 100% of 2012 and subsequent Deferral Amounts directed to In-Service Accounts. He terminates employment on November 1, 2015. Payment will not be made in accordance with the Elections made for the In-Service Accounts but rather in a lump sum no later than February 15, 2016.
If Termination of Employment occurs as a result of death, payment will be made in accordance with either Section 5.3 or 5.4.
In no event will any Company Contribution Amount be available for an In-Service distribution.
4.4Change in Time or Form of Payment for In-Service Distribution. Notwithstanding the methods of payment, the Participant may elect to change the time of such payment under a subsequent election that meets the following requirements:
(a)    The subsequent election may not take effect until at least 12 months after the date on which the subsequent election is made.
(b)    The subsequent election is made not less than 12 months prior to the date of the scheduled payment.
(c)    The payment with respect to which the subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.
(d)    The subsequent election may not accelerate the time of any payment.
4.5Payout/Suspensions for Unforeseeable Emergencies. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Board to receive a partial or full payout from the Plan attributable to Deferral Amounts. Company Contribution Amounts are not available for Unforeseeable Emergencies. Any payout will be made starting with the most recently completed Class Year and from that Class Year’s In-Service Account, if any, and progressing to each preceding Class Year as necessary. The Retirement Accounts will be used only upon exhausting all completed prior Class Year In-Service Accounts.
As an example, if a request for an Unforeseeable Emergency is made in 2012 and 2010 was the initial Class Year for the Participant; payment will come from the 2011 Class Year’s In-Service Account. To the extent the 2011 Class Year’s In-Service Account is insufficient, additional amounts will come from the 2010 Class Year’s In-Service Account. If the previously completed Class Year’s In-Service Accounts are insufficient or if none exist, then the payout or any remaining amount needed shall come from the 2011 Class Year’s Retirement Account and then from the 2010 Class Year’s Retirement Account. Only when all prior Class Years have been exhausted will the payout tap the 2012 Class Year and then from the In-Service Account first.
The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).
If the Participant experiences an Unforeseeable Emergency, the Participant may request a suspension of Deferral Amounts. In that case, the suspension will apply for the entire Plan Year in which the request is made and deferrals to be made for the remainder of the Plan Year will be canceled.
If, subject to the sole discretion of the Board, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.
Article 5
Benefits
5.1Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.
(a)    For that portion of his Account attributable to Deferral Amounts and Company Contribution Amounts made before January 1, 2010, a Participant shall receive those amounts in a lump sum payable no later than 60 days after the last day of the Plan Year in which the Participant Retires.
(b)    For that portion of his Account attributable to Deferral Amounts made for the 2010 and 2011 Plan Years, a Participant, in connection with his or her commencement of participation in the Plan and each subsequent Plan Year shall elect on an Election Form the form of payment with respect to that Class Year’s Deferral Amount. The Participant may elect payment in a lump sum or pursuant to an Annual Installment Method not to exceed 10 years. Thus, separate Retirement Benefit elections may apply to each Class Year but the Participant must make the same Distribution Election for the Base Salary and Bonus Deferral Election made on the Enrollment Form. If a Participant does not make any election with respect to the payment of the Retirement Benefit then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, within 60 days after Retirement.
(c)    For that portion of his Account attributable to Deferral Amounts made for Plan Years commencing in 2012, 2013 and 2014, a Participant, in connection with his or her commencement of participation in the Plan and each subsequent Plan Year shall elect on an Election Form the form of payment with respect to Deferral Amount allocated to the Retirement Account. The Participant may elect payment in a lump sum or pursuant to an Annual Installment Method not to exceed 10 years. Only one distribution election may apply to Deferral Amounts allocated to the Retirement Account for Plan Years commencing in 2012, 2013 and 2014, and that distribution election will apply to Base Salary and Bonus Deferral Amounts allocated to the Retirement Account for the 2012, 2013 and 2014 Plan Years. If a Participant does not make any election with respect to the payment of the Retirement Benefit for the 2012 Plan Year or, if later, for his or her initial period of eligibility with respect to the 2012, 2013 or 2014 Plan Years, then the distribution election with respect to Base Salary and Bonus Deferral Amounts allocated to the Retirement Account for the 2012, 2013 and 2014 Plan Years shall be deemed to be a lump sum and may only be changed by the Participant in accordance with section 5.6. Any lump sum payment shall be made, or installment payments shall commence, in the seventh (7th) month following Retirement.
(d)    Any Company Contribution Amount credited to the Participant shall be paid in a Lump Sum in the seventh (7th) month following Retirement.
(e)For that portion of his Account attributable to Deferral Amounts made for the Plan Years beginning after December 31, 2014, a Participant, in connection with his or her commencement of participation in the Plan and each subsequent Plan Year shall elect on an Election Form the form of payment with respect to that Class Year’s Deferral Amount. The Participant may elect payment in a lump sum or pursuant to an Annual Installment Method not to exceed 10 years. Thus, separate Retirement Benefit distribution elections may apply to each Class Year but the Participant must make the same distribution election for the Base Salary and Bonus Deferral Election made on the Enrollment Form for a particular Class Year. If a Participant does not make any distribution election with respect to the payment of the Retirement Benefit then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, within 60 days after Retirement.
5.2Termination Benefit. A Participant who experiences a Termination of Employment prior to Retirement shall receive as a Termination Benefit of his Account Balance attributable to Deferral Amounts and Company Contribution Amounts for Plan Years prior to 2012 in a lump sum payment which shall be made within 60 days of Termination of Employment.
Commencing with the 2012 Plan Year, a Participant who experiences a Termination of Employment shall receive a Termination Benefit attributable to his Deferral Amounts in the same form as elected for his Retirement Account and such amount shall be made or shall commence, if installment payments were elected, in the seventh (7th) month following Termination of Employment. However, any Company Contribution Account shall be paid in a Lump Sum in the seventh (7th) month following Termination of Employment.
5.3Pre-Retirement and Pre-Termination Death Benefit. The Beneficiary of a Participant who dies prior to Retirement or Termination of Employment shall receive a Death Benefit in the form of a lump sum equal to the then remaining Account Balance, including any Installment Payment currently being distributed. The payment shall be made within sixty (60) days after death, but in no event later than December 31 of the first calendar year following the calendar year during which the death occurs, or such other deadline in compliance with the applicable requirements of Code Section 409A.
5.4Post- Retirement and Post-Termination Death Benefit. If a Participant dies after Retirement or Termination of Employment but before the Account Balance is paid in full, the Participant’s unpaid Account Balance shall be paid to the Beneficiary in a lump sum. The payment shall be made within sixty (60) days after death, but in no event later than December 31 of the first calendar year following the calendar year during which the death occurs, or such other deadline in compliance with the applicable requirements of Code Section 409A.
5.5Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under the Plan, be deemed to have experienced a Termination of Employment, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance. The Disability Benefit shall be paid in a lump sum within sixty (60) days of the Participant’s deemed Termination of Employment. However, if a Participant suffers a Disability but has met the requirements to be Retired, his Account shall be paid in accordance with the form elected under Section 5.1 and will be paid, or commence to be paid within sixty (60) days of the Participant’s deemed Retirement.
5.6Change in Time or Form of Payment for Retirement Benefit. Notwithstanding the method of payment elected by a Participant on an Election Form with respect to the Base Salary or Bonus deferred pursuant to section 5.1, the Participant may elect to change the time or form of such payment under a subsequent election that meets the following requirements:

(a)    The subsequent election may not take effect until at least 12 months after the date on which the subsequent election is made.
(b)    The first payment with respect to which the subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. This five year deferral shall not apply to any change in the Death Benefit or upon the occurrence of a Disability.
(c)    The subsequent election may not accelerate the time of any payment.
The form of payment elected in a subsequent election must be a lump sum or an Annual Installment Method of between 2 and 10 years.
In addition, each participant will be allowed to elect an Annual Installment Method with respect to the Deferral Amounts made for the 2008 and 2009 Plan Years, subject to the requirements in this section 5.6.
5.7Involuntary Cash Out Limit. If a Participant’s total Account Balance under this plan and all other such arrangements required to be aggregated under Code Section 409A and regulations thereunder is less than or equal to the deferral limit in effect under section 402(g) of the Code for the calendar year in which the Participant experiences a Retirement or Termination of Employment, then, despite the election made by the Participant, the Company may, at its discretion, pay the Account Balance in a lump sum within sixty (60) days of Retirement or Termination of Employment. In addition, if the present value of any remaining installments due a Participant who had elected an Annual Installment Method falls below the deferral limit in effect under section 402(g) of the Code for the calendar year, then the Company may, at its discretion, pay the remaining Account Balance in a lump sum within sixty (60) days.
5.8Limitation on Key Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of a Retirement Benefit, Disability Benefit, or Termination Benefit with respect to a “key employee” of the Company, within the meaning of Code Section 416(i)(1), if at that time any stock of the Company is publicly traded on an established securities market or otherwise, shall not be made within six months following his separation from service with the Company, except in the event of death.
Article 6
Beneficiary Designation
6.1Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.
6.2Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Board. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Board’s rules and procedures, as in effect from time to time. Upon the acceptance by the Board of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Board shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Board prior to his or her death.
6.3Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Board.
6.4No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or, if all Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.
6.5Doubt as to Beneficiary. If the Board has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Board shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Board’s satisfaction.
6.6Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Board from all further obligations under the Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.
Article 7
Leave of Absence
7.1Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.1.
7.2Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the Participant returns to a paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.
Article 8
Termination, Amendment or Modification
8.1Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan at any time with respect to any or all of its participating Employees, by action of the Board. Upon the termination of the Plan, further deferrals under the Plan shall terminate but all Account Balances shall remain subject to the terms of the Plan and the elections made in the applicable Election Forms.
8.2Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. The Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Code Section 409A, in accordance with such guidance.
8.3Effect of Payment. The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries under the Plan and the Participant’s participation in the Plan shall terminate.
Article 9
Administration

9.1Administrative Duties. To the extent that ERISA applies to the Plan, the Company shall be the “named fiduciary” of the Plan and the “plan administrator” of the Plan. The Board shall be responsible for the general administration of the Plan. The Board will, subject to the terms of the Plan, have the authority to: (i) approve for participation employees who are recommended for participation by the president and Chief Executive Officer of the Company, (ii) adopt, alter, and repeal administrative rules and practices governing the Plan, (iii) interpret the terms and provisions of the Plan, and (iv) otherwise supervise the administration of the Plan. All decisions by the Board will be made with the approval of not less than a majority of its members. The Board may delegate any of its authority, including the Board’s authority to amend or modify the Plan to certain other person or persons that it deems appropriate, subject to any limitations as the Board may provide.

9.2Agents. In the administration of the Plan, the Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
9.3Binding Effect of Decisions. All decisions by the Board, and by any other person or persons to whom the Board has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan.
9.4Indemnity of Board. The Company shall indemnify and hold harmless the members of the Board and any Employee to whom the duties of the Board may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Board, any of its members, or any such Employee.
9.5Information. To enable the Board to perform its functions, the Company shall supply full and timely information to the Board on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Board may reasonably require.
Article 10
Other Benefits and Agreements
10.1Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
Article 11
Claims Procedures
11.1Procedures for Handling Claims
. In accordance with the provisions of Section 503 of ERISA, the Company shall provide a procedure for handling claims for benefits under the Plan. The procedure shall be in accordance with the regulations issued by the Secretary of Labor and provide adequate written notice within a reasonable period of time with respect to a claim denial. The procedure shall also provide for a reasonable opportunity for a full and fair review by the Company of any claim denial.
Article 12
Trust
12.1Establishment of the Trust. The Company may establish one or more Trusts to which the Company may transfer such assets as the Company determines in its sole discretion to assist in meeting its obligations under the Plan.

12.2Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participant’s Election Forms shall govern the rights of a Participant to receive distributions pursuant to the Plana The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.
12.3Distributions From the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.
Article 13
Miscellaneous
13.1Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
13.2Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
13.3Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Participant’s Election Forms. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Election Forms.
13.4Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
13.5Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, either expressed or implied. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company, or to interfere with the right of the Company to discipline or discharge the Participant at any time.
13.6Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Board by furnishing any and all information requested by the Board and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Board may deem necessary.
13.7Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.8Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
13.9Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Florida without regard to its conflicts of laws principles.
13.10Notice. Any notice or filing required or permitted to be given to the Board under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

MasTec, Inc. 800 S Douglas Rd, 12th Floor Coral Gables, FL 33134
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
13.11Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.
13.12Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
13.13Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
13.14Incompetent. If the Board determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Board may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Board may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
13.15Court Order. The Board is authorized to make any payments directed by court order in any action in which the Plan or the Board has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Board, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.
13.16Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

13.17No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations by the Secretary of the Treasury.
13.18Resolution of Conflict. Any and all disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Plan, which cannot be resolved by the parties within ninety (90) days after such dispute, claim or controversy arises shall be referred to and finally settled by arbitration in front of one Arbitrator. Such arbitration shall be initiated by the initiating party giving notice (the “Arbitration Notice”) to the other party (the “Respondent”) that it intends to submit such dispute, claim or controversy to arbitration. The Arbitrator shall be appointed according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the “Rules”). Such arbitration shall be held in Miami, Florida in accordance with the Rules except as otherwise expressly provided herein. The Arbitrator shall render a written decision stating reasons therefore in reasonable detail within three (3) months after his/her appointment. Each party shall bear its own costs and attorney fees. All other costs and expenses of arbitration shall be apportioned between the parties by the Arbitrator. The awards of the Arbitrator shall be final and binding, and judgment thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement as the case may be.
13.19Compliance with Code Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with Code Section 409A for compensation earned, vested, or deferred after December 31, 2004. Notwithstanding any provisions of the Plan or any Election Form to the contrary, no otherwise permissible election under the Plan shall be given effect that would result in the taxation of any amount under Code Section 409A. This plan shall be construed in a manner consistent with the applicable requirements of Code Section 409A; and the Board, it its sole discretion and without the consent of any Participant or Beneficiary, may amend the provisions of this plan if and to the extent that such amendment is necessary or appropriate to comply with the applicable requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has signed this Plan document on __________________, 2020.
MasTec, Inc.
By:
Title: